Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

INVESTORS : Lisa A. Indest SVP, Finance and Accounting 614.887.5844 lindest@glimcher.com	MEDIA: Karen Bailey Director, Corporate Communications 614.887.5847 kbailey@glimcher.com

FOR IMMEDIATE RELEASE Thursday, December 19, 2013

GLIMCHER ANNOUNCES THE ACQUISITION OF

ARBOR HILLS IN ANN ARBOR, MICHIGAN

COLUMBUS, OH – December 19, 2013 – Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, today announced the acquisition of Arbor Hills, an upscale, open-air center, located in Ann Arbor, Michigan. Arbor Hills has approximately 85,000 square feet of leasable space and held its grand opening in August 2013. The property is approximately 87% leased, and features high-quality brands such as Anthropologie, Arhaus, lululemon athletica, Madewell and The North Face. The property is expected to average above $500 per square foot in sales.

The Company purchased a 93% interest in the property through a newly formed joint venture. The gross purchase price was $52.55 million and was funded primarily through a combination of property level debt and working capital.

“We are excited about the acquisition of Arbor Hills, a high quality retail property located in a well established, high traffic retail corridor. Arbor Hills aligns well with our acquisition strategy to add high productivity, experience-centered assets featuring exceptional brands that appeal to our shoppers,” said Michael P. Glimcher, Chairman of the Board and CEO. “We also are pleased to announce that Tom Stegeman, President of Ann Arbor-based Campus Realty, and Max Reiswerg, President of The North Shore Property Group, will both remain involved with the property through our newly formed partnership.”

Arbor Hills was developed by The North Shore Property Group and Campus Realty. The property is situated on the main corridor that connects downtown Ann Arbor and the University of Michigan’s main campus.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, which includes open-air centers, enclosed regional malls and outlet centers. Glimcher owns material interests in and manages 28 retail properties with gross leasable area totaling approximately 19.2 million square feet.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG,” “GRTPRH,” and “GRTPRI,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the Company’s debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the Company’s existing JV partners, failure to achieve projected returns on development properties, the failure to sell malls and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

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